Filed Pursuant to Rule 424(b)(2)
Registration No. 333-230666

CALCULATION OF REGISTRATION FEE

	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
2.400% Senior Notes due 2031	$500,000,000	99.832%	$499,160,000.00	$54,458.36
3.375% Senior Notes due 2041	$500,000,000	99.783%	$498,915,000.00	$54,431.63

(1)	Calculated in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933, as amended.
(2)	A total registration fee of $108,889.98 has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 1, 2019)

THE INTERPUBLIC GROUP OF COMPANIES, INC.

$500,000,000 2.400% Senior Notes due 2031

$500,000,000 3.375% Senior Notes due 2041

We are offering $500,000,000 aggregate principal amount of 2.400% senior notes due 2031 (the “2031 Notes”) and $500,000,000 aggregate principal amount of 3.375% senior notes due 2041 (the “2041 Notes” and collectively with the 2031 Notes, the “Notes”). Interest on each series of the Notes will be payable in cash semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021.

The Notes will be our senior unsecured obligations and each series of the Notes will rank equally with any of our current and future senior unsecured indebtedness. We may redeem each series of the Notes, at any time in whole or from time to time in part, at the applicable redemption prices described in this prospectus supplement. See “Description of the Notes — Optional Redemption.”

We do not currently intend to list either series of the Notes on any national securities exchange or include either series of the Notes in any automated quotation system. Currently, there is no public market for either series of the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and the periodic reports we file with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference into this prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discount	Proceeds to Company (before expenses)
Per 2031 Note	99.832%	0.650%	99.182%
Total for 2031 Notes	$499,160,000	$3,250,000	$495,910,000
Per 2041 Note	99.783%	0.875%	98.908%
Total for 2041 Notes	$498,915,000	$4,375,000	$494,540,000

(1)	Plus accrued interest, if any, from February 25, 2021, if settlement occurs after that date.

The underwriters expect to deliver the Notes on or about February 25, 2021, only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./ N.V. and Clearstream Banking, S.A.

Joint Book-Running Managers

Citigroup	BofA Securities	Morgan Stanley	J.P. Morgan

Senior Co-Managers

BBVA	BNP PARIBAS	HSBC	ING	MUFG	Wells Fargo Securities

Co-Managers

Citizens Capital Markets	Danske Markets	Goldman Sachs & Co. LLC	IMI – Intesa Sanpaolo	Loop Capital Markets	PNC Capital Markets LLC	US Bancorp

The date of this Prospectus Supplement is February 23, 2021.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement and the accompanying prospectus are an offer to sell only the debt securities described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus. In this prospectus supplement, “Interpublic,” “IPG,” “we,” “us,” “our” and the “Company” each refers to The Interpublic Group of Companies, Inc., unless the context indicates otherwise.

INCORPORATION BY REFERENCE

This prospectus supplement “incorporates by reference” information that we have filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus supplement or in any document incorporated by reference in this prospectus supplement, will automatically update and supersede the information originally included in this prospectus supplement or any document incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K”), filed with the SEC on February 22, 2021;

•

the portions of our Definitive Proxy Statement filed with the SEC on April 9, 2020, for our Annual Meeting of Stockholders incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	our Current Reports on Form 8-K filed with the SEC on May 27, 2020, May 27, 2020 and October 22, 2020.

All documents that we will subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering shall be deemed incorporated by reference into this prospectus supplement. We will not incorporate by reference into this prospectus supplement information furnished to the SEC under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K after the date of this prospectus supplement, unless, and only to the extent, specified in that report.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

This prospectus supplement contains forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this prospectus supplement that are not historical facts, including statements about our beliefs and expectations, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or comparable terminology are intended to identify forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in the “Risk Factors” section of this prospectus supplement and the risk factors in the 2020 Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	the effects of a challenging economy on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•

the impacts of the novel coronavirus (“COVID-19”) pandemic and the measures to contain its spread, including social distancing efforts and restrictions on businesses, social activities and travel, any failure to realize anticipated benefits from the rollout of COVID-19 vaccination campaigns and the resulting impact on the economy, our clients and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•

developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world, including laws and regulations related to data protection and consumer privacy; and

•	failure to fully realize the anticipated benefits of the our 2020 restructuring actions and other cost-savings initiatives.

Investors should carefully consider these risk factors and the additional risk factors outlined in more detail under the heading “Risk Factors” under Item 1A in the 2020 Form 10-K and in this prospectus supplement.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement, as further described above under “Incorporation by Reference.” This summary may not contain all the information that you should consider before investing in the Notes. To understand all of the terms of this offering and for a more complete understanding of our business, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.

The Interpublic Group of Companies, Inc.

The Interpublic Group of Companies, Inc. was incorporated in Delaware in September 1930 under the name of McCann-Erickson Incorporated as the successor to the advertising agency businesses founded in 1902 by A.W. Erickson and in 1911 by Harrison K. McCann. The Company has operated under the Interpublic name since January 1961.

We are one of the world’s premier global advertising and marketing services companies. With approximately 50,200 employees and operations in all major world markets, our companies specialize in consumer advertising, digital marketing, communications planning and media buying, public relations, specialized communications disciplines and data management. Our agencies create customized marketing solutions for clients that range in scale from large global marketers to regional and local clients. Comprehensive global services are critical to effectively serve our multinational and local clients in markets throughout the world as they seek to build brands, increase sales of their products and services, and gain market share.

The work we produce for our clients is specific to their unique needs. Our solutions vary from project-based activity involving one agency to long-term, fully integrated campaigns created by multiple IPG agencies working together. With operations in over 100 countries, we can operate in a single region or deliver global integrated programs.

The role of our holding company is to provide resources and support to ensure that our agencies can best meet clients’ needs and to selectively facilitate collaborative client service among our agencies. Based in New York City, our holding company sets company-wide financial objectives and corporate strategy, establishes financial management and operational controls, guides personnel policy, directs collaborative inter-agency programs, conducts investor relations, manages environmental, social and governance (ESG) programs, provides enterprise risk management and oversees mergers and acquisitions. In addition, we provide certain centralized functional services that offer our companies operational efficiencies, including accounting and finance, executive compensation management and recruitment assistance, employee benefits, marketing information retrieval and analysis, internal audit, legal services, real estate expertise and travel services.

We are a Delaware corporation. Our principal executive office is located at 909 Third Avenue, New York, New York 10022, and our telephone number is (212) 704-1200.

The Offering

Issuer	The Interpublic Group of Companies, Inc.

Securities Offered	$500,000,000 aggregate principal amount of 2.400% senior notes due 2031 (the “2031 Notes”)

$500,000,000 aggregate principal amount of 3.375% senior notes due 2041 (the “2041 Notes” and together with the 2031 Notes, the “Notes”)

Maturity Dates	The Notes will mature on March 1, 2031 and March 1, 2041, respectively, unless earlier redeemed by us.

Interest Payment Dates	Each March 1 and September 1, beginning on September 1, 2021, and ending on the date of maturity for the applicable series of the Notes. If any interest payment date would otherwise be a day that is not a business day, such interest payment date shall be made on the next succeeding business day. No interest will accrue on that payment for the period from and after such interest payment date to the date payment is made.

Interest Rate	The 2031 Notes will accrue interest from February 25, 2021, at the rate of 2.400% per annum and the 2041 Notes will accrue interest from February 25, 2021 at the rate of 3.375% per annum.

Optional Redemption	We may redeem each series of the Notes at any time, in whole or from time to time in part, in accordance with the redemption provisions described under “Description of the Notes — Optional Redemption” in this prospectus supplement.

The redemption price for each series of the Notes we redeem prior to, in the case of the 2031 Notes, December 1, 2030 (three months prior to the maturity date of such Notes) and in the case of the 2041 Notes, September 1, 2040 (six months prior to the maturity date of such Notes), will be equal to the greater of:

•	100% of the principal amount of the series of Notes to be redeemed; and

•

a “make-whole” amount, which will equal the sum of the present values of the Remaining Scheduled Payments (as defined herein) on such series of the Notes discounted to the redemption date on a semiannual basis, at a rate equal to the sum of the Treasury Rate (as defined herein) plus the applicable spread, plus, the applicable accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

In addition, we may, at our option, redeem, in whole or in part, the 2031 Notes at any time on or after December 1, 2030 (three months prior to the maturity date of such Notes) and the 2041 Notes at any time on or after September 1, 2040 (six months prior to the maturity date of such Notes), in each case, at a redemption price equal to 100% of the principal amount of the Notes of such series to be redeemed, plus the applicable accrued and unpaid interest thereon to, but excluding, the applicable redemption date. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Change of Control Repurchase Event	If we experience a Change of Control Repurchase Event (as defined in “Description of the Notes — Change of Control Offer”), we must offer to repurchase each series of the Notes in cash at a price equal to not less than 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any. See “Description of the Notes — Change of Control Offer.”

Denominations	Each series of the Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The Notes are our general obligations and are not secured by any collateral. Your right to payment under the Notes is:

•	junior to the right of our secured creditors to the extent of their security in our assets;

•

equal with the rights of creditors under our current and future senior unsecured debt, including (i) our $1.5 billion committed corporate credit facility, originally dated as of July 18, 2008, and last amended on July 28, 2020 (as so amended and restated from time to time, the “Credit Facility”) and (ii) our 364-Day Credit Agreement providing for $500 million senior unsecured revolving credit facility, dated as of March 27, 2020 and as amended on July 28, 2020 (the “364-Day Credit Facility”), such 364-Day Credit Facility matures on March 26, 2021;

•	senior to the rights of creditors under debt expressly subordinated to the Notes; and

•	effectively subordinated to the rights of our subsidiaries’ creditors.

Use of Proceeds	We estimate that the net proceeds from the sale of the Notes offered hereby will be approximately $988 million, after deducting the underwriting discounts and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to retire certain of our outstanding indebtedness, which includes the redemption or repurchase of all or a portion of (i) the $250 million aggregate principal amount of our 4.00% senior notes due 2022 (the “2022 Notes”), (ii) the $500 million aggregate principal amount of our 3.75% senior notes due 2023 (the “2023 Notes”) and (iii) the $500 million aggregate principal amount of our 4.20% senior notes due 2024 (the “2024 Notes and together with the 2022 Notes and

2023 Notes the “Outstanding Senior Notes”). We have the right to redeem each series of the Outstanding Senior Notes at the greater of 100% of their respective principal amount and a make-whole amount, plus accrued interest. The offering of the Notes in combination with the redemption or repurchase of the Outstanding Senior Notes is intended to be leverage-neutral overall. Any applicable premium payments made in connection with the redemption or repurchase of the Outstanding Senior Notes will be funded with cash on hand. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

No statement contained in this prospectus supplement shall constitute a notice of redemption under the indentures governing the respective Outstanding Senior Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture. This offering is not conditioned on the delivery of any notice of redemption with respect to the Outstanding Senior Notes or the completion of any such redemptions or any repurchases. See “Use of Proceeds.”

Risk Factors	You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, which includes information incorporated by reference. In particular, you should evaluate the information set forth under “Cautionary Note Regarding Forward-Looking Statements and Other Factors,” “Risk Factors” in this prospectus supplement and “Risk Factors” in the 2020 Form 10-K for risks involved with an investment in the Notes.

Listing and Trading	We do not currently intend to list either series of the Notes on any national securities exchange or include either series of the Notes in any automated quotation system. Currently, there is no public market for either series of the Notes.

Depositary	The Depository Trust Company (“DTC”).

Book-entry Form	The Notes will initially be issued to investors in book-entry form only. One or more fully-registered global notes representing the total aggregate principal amount of the Notes of each series will be issued and registered in the name of a nominee for DTC, the securities depositary for the Notes, for credit to accounts of direct or indirect participants in DTC, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”). Unless and until Notes in definitive certificated form are issued, the only holder will be Cede & Co., as nominee of DTC, or the nominee of a successor depositary. Except as described in this prospectus supplement or accompanying prospectus, a beneficial owner of any interest in a global note will not be entitled to receive physical delivery of definitive Notes. Accordingly, each beneficial owner of any interest in a global note must rely on the procedures of DTC, Euroclear, Clearstream, or their participants, as applicable, to exercise any rights under the Notes.

Taxation	For a discussion of material U.S. federal income tax considerations associated with the Notes, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement. Investors should also consult their own tax advisors in determining the tax consequences to them of the purchase, ownership and disposition of the Notes.

Governing Law	The Notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee and Principal Paying Agent	U.S. Bank National Association.

Summary Financial Data

The following tables set forth our consolidated financial data for the years ended December 31, 2020, 2019 and 2018. This data has been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto in the 2020 Form 10-K. The historical consolidated financial data is not necessarily indicative of our future performance.

(Amounts in Millions, except Per Share Amounts)

	Years ended December 31,
	2020	2019	2018[1]
Statement of Operations Data
Total revenue	$9,061.0	$10,221.3	$9,714.4
Total operating expenses	8,472.6	9,135.3	8,705.6
Operating income	588.4	1,086.0	1,008.8
Provision for income taxes[2]	8.0	204.8	199.2
Net income[3]	354.2	673.9	637.7
Net income available to IPG common stockholders[3]	351.1	656.0	618.9
Earnings per share available to IPG common stockholders
Basic[4]	$0.90	$1.70	$1.61
Diluted[4]	$0.89	$1.68	$1.59
Other Financial Data
Net cash provided by operating activities	$1,847.2	$1,529.2	$565.1

	As of December 31,
	2020	2019	2018
Balance Sheet Data
Cash, cash equivalents and marketable securities	$2,510.9	$1,192.2	$673.5
Total assets	18,042.7	17,751.9	15,620.3
Total debt	3,466.3	3,326.3	3,734.0
Total liabilities	15,005.7	14,761.6	13,019.6
Total stockholders’ equity	2,943.9	2,825.6	2,432.8

[1]	On October 1, 2018, the Company completed its acquisition of Acxiom. See the 2020 Form 10-K for further detail on the acquisition.
[2]

The year ended December 31, 2020 included a net benefit of $122.6 related to the net impact of various discrete tax items, a benefit of $5.0 related to net losses on the sales of businesses, a benefit of $16.9 related to amortization of acquired intangibles, and a benefit of $93.1 related to restructuring charges. The year ended December 31, 2019 included a benefit of $16.9 related to amortization of acquired intangibles, a benefit of $7.6 related to Q1 2019 restructuring charges, a benefit of $0.4 related to net losses on the sale of businesses, and a benefit of $39.2 related to the net impact of various discrete tax items. The year ended December 31, 2018 included a benefit of $12.1 from transaction costs directly related to the acquisition of Acxiom, a benefit of $23.4 related to the net impact of various discrete tax items, and a benefit of $4.8 related to amortization of acquired intangibles.

[3]

The years ended December 31, 2020, 2019 and 2018 included after-tax losses of $62.0, $45.9 and $59.7, respectively, on sales of businesses. The year ended December 31, 2018 included after-tax transaction costs directly related to the acquisition of Acxiom of $36.5.

[4]

Refer to “Earnings Per Share” in Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition” and “Results of Operations” in the 2020 Form 10-K for further detail on the basic and diluted earnings per share impacts for the years ended December 31, 2020, 2019, and 2018.

RISK FACTORS

The Company has set forth risk factors in the 2020 Form 10-K, each of which is incorporated by reference in this prospectus supplement. We have also set forth below certain additional risk factors that relate specifically to the Notes. Investing in the Notes involves risks. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus supplement.

Risks Related to the Notes

We are a holding company, and repayment of our debt, including the Notes, is dependent on cash flow generated by our subsidiaries.

We are a holding company and substantially all of our operations are conducted through our subsidiaries. Accordingly, repayment of our indebtedness, including the Notes, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The Notes are structurally subordinated to the existing and future liabilities of our subsidiaries.

Our subsidiaries will not guarantee the Notes. As a result, the Notes will be structurally subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of all of such subsidiary’s creditors. As a result, all indebtedness and other liabilities, including trade payables, of our subsidiaries, whether secured or unsecured, must be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us in order for us to meet our obligations with respect to the Notes. Our subsidiaries regularly make advances to the holding company as part of our ordinary-course treasury management activities, and the claims of subsidiaries for repayment of these advances rank equally with our other senior indebtedness, including the Notes.

If we are a creditor with recognized claims against any subsidiary, our claims would still be subject to the prior claims of such subsidiary’s creditors to the extent that they are secured or senior to those held by us. Subject to restrictions contained in financing arrangements, our subsidiaries may incur significant additional indebtedness and other liabilities. At December 31, 2020, our subsidiaries were the obligors on approximately $51.7 million of total debt, excluding intercompany debt, and the substantial majority of our total consolidated liabilities.

An active trading market for the Notes may not develop or continue.

The Notes are new securities for which there currently is no market. We have not listed and do not intend to list either series of the Notes on any securities exchange. Although the underwriters have advised us that they currently intend to make a market in the Notes after the closing of the offering, they are not obligated to do so, and such market making activities may be discontinued at any time and without notice. We cannot assure you that any market for either series of the Notes will develop or continue. If an active market does not develop or continue, the market price and liquidity of the Notes may be adversely affected.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the Notes.

The market price of each series of the Notes depends on many factors, including:

•	Our credit ratings with major credit rating agencies;

•	The prevailing interest rates being paid by other companies similar to us;

•	Our financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the applicable price of each series of the Notes.

In addition, credit rating agencies continually review their credit ratings for the companies that they follow, including us. Credit ratings are an assessment of our ability to pay our obligations. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. The credit rating agencies also evaluate the advertising and marketing industry as a whole and may change their credit rating for us based on their overall view of our industry. Real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Neither we nor any underwriter undertakes any obligation to maintain the credit ratings or to advise holders of the Notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating. Each credit rating agency’s rating should be evaluated independently of any other credit rating agency’s rating.

We may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control triggering events, we will be required to offer to repurchase the Notes. The source of funds for any such purchase of the Notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Our failure to repurchase the Notes upon a change of control would cause a default under the indenture governing the Notes and our other securities, the Credit Facility and the 364-Day Credit Facility. In addition, the exercise by the holders of the Notes of their right to require us to repurchase the Notes could result in a default under the Credit Facility or 364-Day Credit Facility. Any of our future debt agreements may contain similar provisions.

Because the Notes are represented by global securities registered in the name of a depositary, you will not be a “holder” under the indenture and your ability to transfer or pledge the Notes could be limited.

Because the Notes are represented by global securities registered in the name of a depositary, you will not be a “holder” under the indenture and your ability to transfer or pledge the Notes could be limited. The Notes will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the global securities will not be entitled to receive physical delivery of Notes in certificated form and will not be considered “holders” of the Notes under the indenture for any purpose. Instead, owners must rely on the procedures of DTC and its participants to protect their interests under the indenture and to transfer their interests in the Notes. Your ability to pledge your interest in the Notes to persons or entities that do not participate in the DTC system may also be adversely affected by the lack of a certificate.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may incur.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. As of December 31, 2020, we would have had $3.457 billion of senior debt outstanding after giving effect to the Notes offered hereby and the redemption or repurchase of the Outstanding Senior Notes as described in “Use of Proceeds.” If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends on or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in the prospectus supplement under “Description of the Notes — Change of Control Offer” and in the accompanying prospectus under “Description of Debt Securities — Consolidation, Merger and Sale of Assets.”

We may redeem the Notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.

We may redeem some or all of the Notes at any time or from time to time at the redemption prices described under “Description of the Notes — Optional Redemption.” In the event we choose to redeem your Notes, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the applicable interest rate on the Notes of the series redeemed.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the Notes offered hereby will be approximately $988 million, after deducting the underwriting discounts and the estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to retire certain of our outstanding indebtedness, which includes the redemption or repurchase of all or a portion of (i) our 2022 Notes, (ii) our 2023 Notes and (iii) our 2024 Notes. We have the right to redeem each series of the Outstanding Senior Notes at the greater of 100% of their respective principal amount and a make-whole amount, plus accrued interest. The offering of the Notes in combination with the redemption or repurchase of the Outstanding Senior Notes is intended to be leverage-neutral overall. Any applicable premium payments made in connection with the redemption or repurchase of the Outstanding Senior Notes will be funded with cash on hand. Pending such use, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments.

No statement contained in this prospectus supplement shall constitute a notice of redemption under the indentures governing the respective Outstanding Senior Notes. Any such notice, if made, will only be made in accordance with the provisions of the applicable indenture. This offering is not conditioned on the delivery of any notice of redemption with respect to the Outstanding Senior Notes or the completion of any such redemptions or repurchases.

Certain of the underwriters and/or their affiliates may be holders of the Outstanding Senior Notes and may therefore receive a portion of the net proceeds from this offering.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities, short-term borrowings, long-term debt and stockholders’ equity as of December 31, 2020:

•	on an actual basis; and

•

as adjusted to give effect to this offering and the application of the net proceeds from this offering and other available funds to fund the redemption or repurchase of the Outstanding Senior Notes as described in “Use of Proceeds.”

The actual data are derived from our audited consolidated financial statements. You should read this table in conjunction with “Summary — Summary Financial Data,” which appears elsewhere in this prospectus supplement, and our audited consolidated financial statements and related notes and the discussion of our liquidity and capital resources as of December 31, 2020, incorporated by reference in this prospectus supplement.

	December 31, 2020
	Actual	As adjusted(1)
	(in millions)
Cash, cash equivalents and marketable securities	$2,510.9	$2,409.5

Short-term borrowings	$48.0	$48.0

Long-term debt including current portion
3.750% Senior Notes due 2021	499.1	499.1
4.000% Senior Notes due 2022	249.3	—
3.750% Senior Notes due 2023	498.8	—
4.200% Senior Notes due 2024	498.3	249.1
4.650% Senior Notes due 2028	495.2	495.2
4.750% Senior Notes due 2030	640.8	640.8
5.400% Senior Notes due 2048	492.1	492.1
2.400% Senior Notes due 2031	—	494.6
3.375% Senior Notes due 2041	—	493.1
Other notes payable and capitalized leases	44.7	44.7

Total long-term debt	3,418.3	3,408.7

Total debt	$3,466.3	$3,456.7
Stockholders’ equity
Total stockholders’ equity	$2,943.9	$2,884.3

Total capitalization	$6,410.2	$6,341.0

(1)

Calculated as if (1) the $500 million of 2.400% Senior Notes due 2031 and $500 million of 3.375% Senior Notes due 2041 were issued on December 31, 2020 (2) the net proceeds from this offering and other available funds were used to redeem or repurchase the relevant portions of the Outstanding Senior Notes on December 31, 2020 and (3) any applicable premiums related to such redemption and repayment were paid with cash on hand. Related debt issuance costs for the Notes will be capitalized and amortized over the term of the Notes.

DESCRIPTION OF THE NOTES

The following description of the terms of the Notes offered in this prospectus supplement and referred to in the accompanying prospectus as the “debt securities” supplements, and, to the extent inconsistent with, replaces, the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, which we urge you to read. Each series of the Notes constitutes a separate series of debt securities, and will be issued under the indenture, dated as of March 2, 2012 (the “base indenture”), between us and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a (i) tenth supplemental indenture for the 2031 Notes and (ii) eleventh supplemental indenture for the 2041 Notes, each to be dated as of the date on which the Notes are originally issued (each a “supplemental indenture,” collectively, the “supplemental indentures” and, together with the base indenture, the “indenture”). The terms of the Notes include those stated in the indenture and those made part of such indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is only a summary of the material provisions of the Notes and the indenture and does not restate those agreements in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the Notes. The form of base indenture is filed as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on March 2, 2012. The indenture is available to you without charge by writing to The Interpublic Group of Companies, Inc. at 909 Third Avenue, New York, New York 10022, Attention: Secretary.

As used in this “Description of the Notes,” unless otherwise indicated, the words “we,” “our” and “us” refer to The Interpublic Group of Companies, Inc. and not any of its subsidiaries. References to “person” or “Person” mean any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

General

The (i) 2031 Notes will mature on March 1, 2031 and (ii) the 2041 Notes will mature on March 1, 2041, unless, in each case, redeemed in whole as described below under “— Optional Redemption.” The (i) 2031 Notes will accrue interest at the rate of 2.400% per annum and (ii) the 2041 Notes will accrue interest at the rate of 3.375% per annum. Interest on each series of the Notes will be payable semi-annually in arrears on March 1 and September 1, commencing September 1, 2021. We will make each interest payment to the holders of record of each series of the Notes on the immediately preceding February 15 and August 15, respectively. Interest on each series of the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date on which it was most recently paid.

If any interest payment date or the maturity date of either series of the Notes is not a business day, then payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that payment otherwise was due and no interest will accrue on that payment for the period from and after the interest payment date or maturity date to the date payment is made on such next succeeding business day. For this purpose, “business day” means any weekday that is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

The (i) 2031 Notes will be initially issued in an aggregate principal amount of $500,000,000 and (ii) the 2041 Notes will be initially issued in an aggregate principal amount of $500,000,000. We may, without notice to or consent of the holders or beneficial owners of either series of the Notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms (except for the issue date and public offering price) as the Notes of such series. The Notes of such series and any such additional notes will constitute a single series under the indenture. Each series of the Notes will be issued in denominations of $2,000 or integral multiples of $1,000 in excess thereof.

The Notes will be our senior unsecured obligations ranking equally with our current and future senior unsecured indebtedness. The Notes are not subject to any sinking fund. We do not intend to list either series of the Notes on any securities exchange. The Notes will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

The accompanying prospectus contains a section entitled “Description of Debt Securities — Defeasance and Covenant Defeasance.” That section describes provisions for the full defeasance and covenant defeasance of securities issued under the indenture. The Notes are subject to these defeasance provisions.

Optional Redemption

We may redeem any of the outstanding 2031 Notes at any time prior to December 1, 2030 (three months prior to the maturity date of such Notes), and any of the outstanding 2041 Notes at any time prior to September 1, 2040 (six months prior to the maturity date of such Notes), in either case, at our option and, as to either series of Notes, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the series of the Notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such series of the Notes, plus, in each case, the applicable accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

In determining the present value of the Remaining Scheduled Payments, we will discount such payments to the applicable redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the applicable Treasury Rate (as defined below) plus, in the case of the 2031 Notes, 20 basis points and in the case of the 2041 Notes, 25 basis points.

We may also redeem, at our option, in whole or in part, the outstanding 2031 Notes at any time on or after December 1, 2030 (three months prior to the maturity date of such Notes), and the outstanding 2041 Notes at any time on or after September 1, 2040 (six months prior to the maturity date of such Notes), in each case, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus the applicable accrued and unpaid interest thereon to, but excluding, the applicable redemption date.

For purposes of the foregoing discussion on Optional Redemption, the following definitions are applicable:

“Treasury Rate” means, with respect to any redemption date for either series of the Notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of such series of the Notes (assuming for such purposes that the 2031 Notes mature on December 1, 2030 (three months prior to the maturity date of such Notes) and the 2041 Notes mature on September 1, 2040 (six months prior to the maturity date of such Notes)), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of such series of the Notes of comparable maturity to the remaining term of such series of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date for such series of the Notes, the arithmetic average of three Reference Treasury Dealer Quotations (as defined below) for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by us.

“Reference Treasury Dealer” means each of any three primary U.S. Government securities dealers selected by us, and their respective successors.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on either series of the Notes (not including any portion of such payments of interest accrued as of the redemption date) that would be due after the related redemption date but for that redemption (assuming for such purposes that the 2031 Notes mature on December 1, 2030 (three months prior to the maturity date of such Notes), and the 2041 Notes mature on September 1, 2040 (six months prior to the maturity date of such Notes)). If that redemption date is not an interest payment date with respect to such series of the Notes, the amount of the next succeeding scheduled interest payment on such series of Notes will be reduced by the amount of interest accrued on such series of the Notes to, but excluding, such redemption date.

On and after the applicable redemption date for either series of the Notes, interest will cease to accrue on the Notes of such series or any portion of the Notes of such series called for redemption (unless we default in the payment of the applicable redemption price and accrued interest). On or before the applicable redemption date, we will deposit with a paying agent (or the Trustee) money sufficient to pay the applicable redemption price of and accrued interest on the Notes of such series to be redeemed on that date. If less than all of the Notes of a series are to be redeemed, the Trustee shall select the Notes of such series to be redeemed in accordance with DTC’s policies and procedures.

Notice of any redemption will be delivered at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Once notice of redemption is delivered, any Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Change of Control Offer

If a Change of Control Repurchase Event (as defined below) with respect to the Notes occurs, unless we have exercised our right to redeem all the Notes of a series as described under “— Optional Redemption” above, each holder of Notes of a series that has not been redeemed in whole will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the applicable supplemental indenture. In a Change of Control Offer, we will offer payment (a “Change of Control Payment”) with respect to each applicable series in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus the applicable amount of accrued and unpaid interest to, but excluding, the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control Repurchase Event with respect to the Notes, we will mail a notice to each holder of the Notes or otherwise give notice in accordance with the procedures of DTC describing the transaction or transactions that constitute the Change of Control Repurchase Event and offering to repurchase such Notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of either supplemental indenture, we will comply with the applicable securities laws or regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of such supplemental indenture by virtue of such compliance.

On the Change of Control Payment Date with respect to the Notes, we will, to the extent lawful:

•	accept for payment all Notes or portions thereof properly tendered pursuant to a Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment for each applicable series in respect of all Notes or portions thereof so tendered; and

•

deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of each applicable series of the Notes or portions thereof being purchased by us.

The paying agent will promptly mail or wire transfer to each holder of Notes so tendered the applicable Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will publicly announce the results of any Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If a Change of Control Offer is required to be made with respect to the Notes, there can be no assurance that we will have available funds sufficient to pay for all or any of the Notes that might be delivered by holders seeking to accept such Change of Control Offer. In such case, our failure to purchase tendered Notes would constitute an Event of Default under the indenture which may, in turn, constitute a default under our other agreements.

The Credit Facility and 364-Day Credit Facility provide that certain change of control events with respect to us would constitute a default thereunder. A default under the Credit Facility or 364-Day Credit Facility may result in a default under the indenture if the lenders accelerate the outstanding debt under the Credit Facility and 364-Day Credit Facility, if any. Any future credit facilities or other agreements relating to indebtedness to which we become a party may contain similar restrictions and provisions.

Moreover, the exercise by the holders of the Notes of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, our ability to pay cash to the holders of the Notes, if required to do so, may be limited by our then existing financial resources.

Except as described above with respect to a Change of Control Repurchase Event, the indenture does not contain provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, courts have raised questions about the enforceability of provisions, which are similar to those in the indenture governing the Notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a change in the composition of directors on our board of directors may be uncertain.

We will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement has been executed by the time of making the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of us and our restricted subsidiaries (as “restricted subsidiaries” is defined under “— Covenants — Limitations on Liens”) taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require us to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of us and our restricted subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion on Change of Control Offers, the following definitions are applicable:

“Below Investment Grade Rating Event,” with respect to each series of the Notes, means that such series of the Notes becomes rated below Investment Grade by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that results in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of such series of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, warrants, rights, options or other equivalents (however designated) of capital stock or any other equity interest of such Person, including each class of common stock and preferred stock.

“Change of Control” means the occurrence of any of the following:

1.

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of us and our restricted subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act);

2.	the adoption by our stockholders of a plan relating to our liquidation or dissolution;

3.

we (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) become aware of the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of our Voting Stock;

4.	the first day on which a majority of the members of our board of directors are not Continuing Directors; or

5.

we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of us or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of more than 50% of the voting power of the Voting Stock of the surviving or transferee Person.

“Change of Control Repurchase Event” in respect of either series of the Notes means the occurrence of both a Change of Control and a Below Investment Grade Rating Event in respect of such series of the Notes.

“Continuing Directors” means, as of any date of determination, those members of our board of directors, each of whom (1) was a member of such board of directors on the date of original issuance of the applicable series of the Notes; or (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Fitch” means Fitch Ratings, Inc. (or any successor).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), BBB– or better by S&P (or its equivalent under any successor rating categories of S&P) or BBB– or better by Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes, for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc. (or any successor).

“Officers’ Certificate” means a certificate signed by any two of our officers, at least one of whom must be our Chairman of our board of directors, our Chief Executive Officer, our President, our Chief Financial Officer, our Chief Accounting Officer, our Treasurer or our Controller, and delivered to the Trustee.

“Rating Agency” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC (or any successor).

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Covenants

The Notes benefit from the covenants described under the section entitled “Description of Debt Securities — Covenants” in the accompanying prospectus; however, with respect to the Notes, the following shall replace the subsection “Limitations on Liens” therein:

Limitations on Liens. If we or our majority-owned subsidiaries that meet the requirements of a “restricted subsidiary” incur any indebtedness for borrowed money, including obligations under capitalized leases, secured by an interest in or lien on any of our assets or those of any “restricted subsidiary,” we will be required to secure the debt securities equally and ratably with, or, at our option, prior to, this indebtedness. A restricted subsidiary is any majority-owned subsidiary which meets any of the following conditions:

•

our and our other majority-owned subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other majority-owned subsidiaries’ proportionate share of the total assets, after intercompany eliminations, of the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other majority-owned subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the subsidiary exceeds 10% of our income and that of our subsidiaries consolidated for the most recently completed fiscal year.

The preceding provisions will not require us to secure the debt securities if the liens consist of either liens securing excepted indebtedness for borrowed money or any of the following:

(1)

liens on property or assets acquired or held by us or any of our restricted subsidiaries incurred to secure the payment of all or any part of the purchase price of the property or assets or to secure indebtedness for borrowed money incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or any part of the purchase price, or liens existing on any property or assets at the time of its acquisition by us or any of our restricted subsidiaries, other than any liens created in contemplation of the acquisition that were not incurred to finance all or any part of the purchase price of the property or assets;

(2)

liens on property or assets of a person, including any entity, other than us or any of our restricted subsidiaries, existing at the time we or our restricted subsidiaries purchase or acquire the property or asset, so long as the liens were not created in contemplation of the purchase or other acquisition;

(3)

liens affecting property or assets of a person, other than us or any of our restricted subsidiaries, existing at the time the person merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary or at the time of sale, lease or other disposition of the property or assets as an entirety or substantially as an entirety to us or a restricted subsidiary, so long as the liens were not created in contemplation of the merger, consolidation or acquisition;

(4)

liens (i) to secure indebtedness for borrowed money owing by a restricted subsidiary to us or to a restricted subsidiary or (ii) created by us in favor of a restricted subsidiary so long as, and to the extent, we receive cash (dollar-for-dollar (or the equivalent thereof)) in the amount of the value of the assets subject to such liens;

(5)	liens existing on the date of initial issuance of the debt securities;

(6)

liens in favor of the United States or any of its states, territories or possessions, or the District of Columbia, or any department, agency, instrumentality or political subdivision of any of those political entities, to secure partial, progress, advance or other payments;

(7)

liens on any property to secure all or part of the cost of its alteration, repair or improvement or indebtedness for borrowed money incurred to provide funds for this purpose in a principal amount not exceeding the cost of the improvements or construction;

(8)	purchase money liens on personal property;

(9)	liens created in connection with a capitalized lease obligation, but only to the extent that those liens encumber property financed by that capitalized lease obligation;

(10)	liens on property arising in connection with a securities repurchase transaction;

(11)

liens, including judgment liens, arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long, in the case of judgment liens and other similar liens, execution on the liens is stayed and claims secured thereby are being contested in good faith;

(12)

carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business the obligations related to which are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings, so long as any proceedings commenced for the enforcement of the liens have been stayed or suspended within 30 days after their commencement;

(13)

easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the underlying property or interfere with the ordinary conduct of our business or that of any restricted subsidiary;

(14)

pledges or deposits to secure obligations under workers’ compensation laws or other similar legislation, other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or to secure public or statutory obligations;

(15)

liens securing the performance of, or payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(16)

any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of the lessor or sublessor may be subject that is incurred in the ordinary course of business;

(17)

any contractual right of set-off or any contractual right to charge or contractual security interest in or lien on our accounts or the accounts of any of our restricted subsidiaries to effect the payment of amounts to a depositary institution whether or not due and payable in respect of any indebtedness for borrowed money or financing arrangement and any other lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18)

liens arising in the ordinary course of banking transactions and securing indebtedness for borrowed money in an aggregate amount of not more than $15.0 million that matures not more than one year after the date on which it is originally incurred;

(19)

any liens on assets of our subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor in connection with any liability entered into in the ordinary course of business;

(20)

any liens on any asset of any person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such person becomes or became a restricted subsidiary of ours or is merged into or consolidated with us or any of our restricted subsidiaries (or pursuant to any extension, renewal or replacement of such an arrangement); provided that such lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for liens which, together with all other liens permitted under this clause (20), would encumber assets representing more than 5.0% of the consolidated accounts receivable of us and our consolidated subsidiaries as reflected in the consolidated balance sheet of us and our consolidated subsidiaries for our fiscal quarter most recently ended prior to such event (or, if applicable, such extension, renewal or replacement);

(21)	any liens arising out of an interest bearing cash deposit account to be established and maintained by the lender or lenders (or their agent) under any credit facility or letter of credit facility; and

(22)

extensions, renewals, refinancings or replacements of any lien referred to in the above items, so long as the lien does not extend to or cover any of our property or that of the applicable restricted subsidiary, as the case may be, other than the property specified in these items and improvements to that property.

We refer to the liens described above as “permitted liens.”

Events of Default

The Notes are subject to the events of default described under the section entitled “Description of Debt Securities — Events of Default” in the accompanying prospectus; however, with respect to the Notes, the following shall replace paragraph (5) of the “Events of default” described therein in its entirety:

“(5)

the occurrence of an event of default within the meaning of any mortgage, indenture or debt instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness for borrowed money, other than such debt securities, whether the indebtedness now exists or shall hereafter be incurred, in an amount in excess of $75.0 million and which results in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled within 10 days after written notice to us from the trustee (if the event be known by it) or to us and to the trustee from the holders of at least 25% in principal amount of such outstanding debt securities; provided, however, that if, prior to a declaration of acceleration of the maturity of such debt securities or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of the indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and”.

CLEARANCE AND SETTLEMENT

The Notes may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC, in the United States, Euroclear, in Belgium, and Clearstream, in Luxembourg. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for the Notes, which we will initially issue in global form (the “Global Notes”), will be made in U.S. dollars, these procedures can be used for cross-market transfers and the Notes will be cleared and settled on a delivery against payment basis.

The Global Notes will be registered in the name of a nominee for, and accepted for settlement and clearance by, DTC. Notes represented by Global Notes will be exchangeable for Note certificates, registered in the names of owners of beneficial interests in the Global Notes, with the same terms and in authorized denominations, only if:

•

DTC notifies us (A) that it is unwilling or unable to continue as depositary for the Global Notes of any series and we fail to appoint a successor depositary within 90 days after receiving such notice or (B) that it has ceased to be a clearing agency registered under the Exchange Act and we fail to appoint a successor depositary within 90 days after becoming aware of such condition;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of definitive Notes for a particular series; or

•

if holders of not less than 25% of aggregate principal amount of the Notes of any series then outstanding or the Trustee notifies us in writing that it has requested the issuance of definitive Notes of any series due to the occurrence and continuation of an Event of Default under the indenture with respect to the Notes of such series.

In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery of the Notes represented by the Global Notes of such series equal in principal amount to that beneficial interest and to have those Notes registered in its name. Notes of such series so issued will be in definitive registered form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes of such series so registered can be transferred by presentation for registration of transfer to the transfer agent at its corporate trust office and must be duly endorsed by the holder or its attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the trustee duly executed by the holder or its attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes of such series.

If the Global Notes are terminated, only DTC, as depositary, and not we or the Trustee, is responsible for deciding the names of the persons in whose names the Notes delivered in exchange will be registered and, therefore, who will be the holders of those Notes.

Cross-market transfers of Notes that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities.

Euroclear and Clearstream hold interests on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositories, which, in the case of the Global Notes for which a global security in registered form is deposited with DTC, in turn hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC.

The policies of DTC, Euroclear and Clearstream will govern payments, transfers, exchange and other matters relating to the investor’s interest in the Notes held by them. We have no responsibility for any aspect of the actions of DTC, Euroclear or Clearstream or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Euroclear or Clearstream or any of their direct or indirect participants. We also do not supervise these systems in any way. DTC, Euroclear and Clearstream and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. Investors in the Notes should be aware that DTC, Euroclear and Clearstream and their participants are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Euroclear and Clearstream as they are currently in effect. Those systems could change their rules and procedures at any time.

The Clearing Systems

DTC

DTC has advised us as follows:

•	DTC is:

(1)	a limited purpose trust company organized under the laws of the State of New York;

(2)	a “banking organization” within the meaning of New York Banking Law;

(3)	a member of the Federal Reserve System;

(4)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(5)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of securities.

•

Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.

•	Indirect access to the DTC system is also available to banks, brokers and dealers and trust companies that have custodial relationships with participants.

•	The rules applicable to DTC and DTC participants are on file with the SEC.

Euroclear

Euroclear has advised us as follows:

•	Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the National Bank of Belgium (Banque Nationale de Belgique / Nationale Bank van België).

•

Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates.

•

Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries.

•

Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries.

•	Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers.

•	All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

Clearstream

Clearstream has advised us as follows:

•

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

•

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities.

•

Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships.

•

Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks.

•

Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

Primary Distribution

The distribution of the Notes will be cleared through DTC for credit to accounts of direct and indirect participants in DTC, including Euroclear and Clearstream. Payment for the Notes will be made on a delivery versus payment basis.

Clearance and Settlement Procedures — DTC

DTC participants that hold Notes through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System.

Notes will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in U.S. dollars, on the settlement date.

Clearance and Settlement Procedures — Euroclear and Clearstream

We understand that investors that hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form for debt securities.

Notes will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC’s Same-Day Funds Settlement System for debt securities. Settlement will be in same-day funds.

Trading Between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form for debt securities.

Trading Between a DTC Seller and a Euroclear or Clearstream Purchaser

A purchaser of Notes that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the Notes from the selling DTC participant’s account to the account of the purchasing Euroclear or Clearstream participant. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for Euroclear and Clearstream to receive the Notes either against payment or free of payment.

The interests in the Notes will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the Notes will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the Notes will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to pre-position funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, participants may take on credit exposure to Euroclear or Clearstream until the Notes are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can choose not to pre-position funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing Notes would incur overdraft charges for one business day (assuming they cleared the overdraft as soon as the Notes were credited to their accounts). However, any interest on the Notes would accrue from the value date. Therefore, in many cases, the investment income on Notes that is earned during that one-business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant’s particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver Notes to the depositary on behalf of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

Investors should be aware that they will only be able to make and receive deliveries, payments and other communications involving the Notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to receive or make a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Brussels or Luxembourg, depending on whether Euroclear or Clearstream is used.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes material U.S. federal income tax consequences to you of the purchase, ownership and disposition of Notes as of the date hereof.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. This summary assumes that, except where otherwise specifically noted, you will acquire Notes on original issue at the issue price (generally, the first price at which a substantial amount of the Notes is sold by the underwriters for money to investors) and will hold them as capital assets (generally, property held for investment purposes). This summary does not represent a detailed description of the U.S. federal income tax consequences to you in light of your particular circumstances. This summary does not address considerations that may be relevant to you if you are an investor subject to special tax rules, such as a bank or other financial institution, a person subject to special tax accounting rules under Section 451(b) of the Code, a tax-exempt entity, a U.S. Holder (as defined below) that uses a “functional currency” that is not the U.S. dollar, an insurance company, a dealer in securities, an investor that holds the Notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, a U.S. expatriate, a “controlled foreign corporation” or a “passive foreign investment company.” This summary also does not address any aspects of U.S. federal estate and gift taxes, the alternative minimum tax, or the Medicare tax on net investment income. This summary does not address any taxes other than U.S. federal income taxes.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are such a partnership or a partner of such a partnership holding our Notes, you should consult your tax advisors.

If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of the Notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or non-U.S. income tax consequences.

Effect of Certain Additional Payments

In certain circumstances (for example, see “Description of the Notes — Change of Control Offer”), we may be obligated to pay amounts on the Notes that are in excess of stated interest or principal on the Notes. These potential payments may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments” (the “CPDI Regulations”). One or more contingencies will not cause the Notes to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is considered remote or incidental or, in certain circumstances, it is significantly more likely than not that none of the contingencies will occur. We believe that the potential for additional payments on the Notes should not cause the Notes to be treated as contingent payment debt instruments under the CPDI Regulations. Our determination is binding on a holder unless such a holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. However, the Internal Revenue Service (“IRS”) may take a different position, which could require a holder to accrue income on its Notes in excess of stated interest, and to treat any income realized on the taxable disposition of a Note as ordinary income rather than capital gain. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments. Investors should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes.

U.S. Federal Income Tax Consequences to U.S. Holders

The following discussion is a summary of certain material U.S. federal income tax consequences that will apply to you if you are a citizen or individual resident of the United States or a domestic corporation (or other entity treated as a domestic corporation for U.S. federal income tax purposes), an estate the income of which is subject to U.S. federal income taxation regardless of its source, a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that has made a valid election to be treated as a U.S. person, or a person who is otherwise subject to U.S. federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”).

Payments of Interest

We expect, and this discussion assumes, that the Notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, if the Notes are issued with more than a de minimis amount of original issue discount, each U.S. Holder generally will be required to include original issue discount in its income as it accrues, regardless of its regular method of tax accounting, using a constant yield method, possibly before such U.S. Holder receives any payment attributable to such income.

Disposition of the Notes

On the sale, exchange, retirement or other disposition of a Note, you will have taxable gain or loss equal to the difference between the amount you receive (other than amounts representing accrued and unpaid interest as described in the following paragraph, which will be taxed as such) and your tax basis in the Note. Your tax basis in a Note generally will equal the cost of the Note to you. Your gain or loss will generally be a capital gain or loss and will be a long-term capital gain or loss if you held the Note for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

If you sell a Note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest included in income as described above and not as sales proceeds.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a summary of certain material U.S. federal tax consequences that will apply to you if you are a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes (a “Non-U.S. Holder”).

Payments of Interest

Subject to the discussions below of backup withholding and FATCA, if you are a Non-U.S. Holder, the interest income that you derive in respect of the Notes generally will be exempt from U.S. federal withholding tax, provided that (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations; (ii) you are not a controlled foreign corporation that is related to us through stock ownership; (iii) you are not a bank receiving interest described in section 881(c)(3)(A) of the Code; and (iv) you appropriately certify as to your foreign status. As a Non-U.S. Holder you may generally meet this certification requirement if either: (x) you provide your name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certify, under penalties of perjury, that you are not a U.S. person or (y) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide us or our paying agent with a properly executed (i) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on a Note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States. If interest paid on the Notes is effectively connected with your conduct of a trade or business (and if an income tax treaty applies, you maintain a “permanent establishment” in the United States to which the income is attributable), you will generally be subject to U.S. federal income tax on that interest on a net income basis as if you were a U.S. Holder. In addition, if a Non-U.S. Holder is a foreign corporation and the payment of interest is effectively connected with the Holder’s U.S. trade or business, the Non-U.S. Holder may be subject to a 30% branch profits tax.

You are urged to consult your tax advisor regarding the availability of the above exemptions and the procedure for obtaining such exemptions, if available. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

Disposition of the Notes

Subject to the discussions below of backup withholding and FATCA, if you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income tax or withholding tax on any amount that constitutes capital gain that you realize on the sale, exchange, retirement or other disposition of a Note. This exemption will not apply to you if (i) you are engaged in a trade or business in the United States and gain on the Notes is effectively connected with the conduct of that trade or business (and if an income tax treaty applies, you maintain a “permanent establishment” in the United States to which the income is attributable), in which case you generally will be subject to U.S. federal income tax on gain that you realize on the sale, exchange, retirement or other disposition of a Note on a net income basis as if you were a U.S. Holder; or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. In addition, a foreign corporation may be subject to a 30% branch profits tax if the foreign corporation’s investment in a Note is effectively connected with its U.S. trade or business. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, retirement or other disposition of the Notes may be subject to a flat 30% (or lower applicable treaty rate) U.S. federal income tax on the gain derived from that sale, exchange, retirement or other disposition, which gain may be offset by any U.S. source capital losses the Non-U.S. Holder may have for that year.

If you sell a Note between interest payment dates, a portion of the amount you receive will reflect interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income for U.S. federal income tax purposes.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of interest on the Notes to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effects of FATCA (including any applicable intergovernmental agreement) on their investment in the Notes.

Certain provisions of the Code and U.S. Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of debt obligations that can produce U.S.-source interest (such as the Notes) as subject to FATCA withholding. However, under proposed U.S. Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding.

Backup Withholding Tax and Information Reporting

Payments of principal and interest on, and the proceeds of dispositions of, the Notes generally will be subject to information reporting. In addition, if you are a U.S. Holder, you may be subject to backup withholding in respect of payments on the Notes if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements. If you are a Non-U.S. Holder, you generally will not be subject to backup withholding in respect of payments on the Notes by us or our paying agent if you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. person. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions stated in the terms agreement dated the date of this prospectus supplement, including the underwriting agreement basic provisions incorporated by reference therein, each underwriter named below, for whom, Citigroup Global Markets Inc., BofA Securities, Inc. and Morgan Stanley & Co. LLC are acting as representatives (the “Representatives”), has agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of the Notes set forth opposite the underwriter’s name in the following table:

Underwriters	Principal Amount of 2031 Notes	Principal Amount of 2041 Notes
Citigroup Global Markets Inc.	$90,000,000	$90,000,000
BofA Securities, Inc.	90,000,000	90,000,000
Morgan Stanley & Co. LLC	90,000,000	90,000,000
J.P. Morgan Securities LLC	90,000,000	90,000,000
HSBC Securities (USA) Inc.	21,000,000	21,000,000
BBVA Securities Inc.	16,000,000	16,000,000
BNP Paribas Securities Corp.	16,000,000	16,000,000
ING Financial Markets LLC	16,000,000	16,000,000
Wells Fargo Securities, LLC	16,000,000	16,000,000
MUFG Securities Americas Inc.	13,250,000	13,250,000
Citizens Capital Markets, Inc.	7,250,000	7,250,000
PNC Capital Markets LLC	7,250,000	7,250,000
U.S. Bancorp Investments, Inc.	7,250,000	7,250,000
Danske Markets Inc.	5,000,000	5,000,000
Goldman Sachs & Co. LLC	5,000,000	5,000,000
Intesa Sanpaolo S.p.A.	5,000,000	5,000,000
Loop Capital Markets LLC	5,000,000	5,000,000

Total	$500,000,000	$500,000,000

The terms agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The terms agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Notes may be terminated.

The underwriters propose to offer each series of the Notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the applicable public offering price less a concession not to exceed 0.400% of the principal amount of the 2031 Notes and 0.500% of the principal amount of the 2041 Notes. After the initial offering of the Notes to the public, the underwriters may change the public offering price and other selling terms.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amounts of each series of the Notes).

Paid by The Interpublic Group of Companies, Inc.
Per 2031 Note	0.650%
Per 2041 Note	0.875%

We estimate that our expenses for this offering, not including the underwriting discounts, will be approximately $2.8 million and will be payable by us.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Relationships

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, and may in the future engage, in commercial banking, corporate trust or investment banking transactions with us and our affiliates for which they have received, and will in the future receive, customary compensation.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Certain of the underwriters or their affiliates are agents, lenders and managers under the Credit Facility. In particular, (i) Citibank, N.A. is the administrative agent, a lender, a joint lead arranger and a joint book manager under the Credit Facility, (ii) J.P. Morgan Chase Bank, N.A. is a co-syndication agent, a lender, a joint lead arranger and a joint book manager under the Credit Facility, (iii) Bank of America, N.A., is a co-syndication agent and a lender under the Credit Facility, (iv) Morgan Stanley MUFG Loan Partners, LLC, acting through Morgan Stanley Senior Funding, Inc. is a documentation agent, a joint lead arranger and a joint book manager under the Credit Facility, (v) MUFG Bank, Ltd. is a documentation agent, a lender, a joint lead arranger and a joint book manager under the Credit Facility and (vi) BofA Securities, Inc. is a joint lead arranger and a joint book manager under the Credit Facility.

Certain of the underwriters and/or their affiliates may be holders of the Outstanding Senior Notes and may therefore receive a portion of the net proceeds from this offering.

Intesa Sanpaolo S.p.A. is not a U.S. registered broker-dealer and it will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

New Issue of Notes

There are currently no public trading markets for either series of the Notes. We have not applied and do not intend to apply to list either series of the Notes on any securities exchange. The underwriters have advised us that they intend to make a market in each series of the Notes. However, they are not obligated to do so and may discontinue any market-making in either series of the Notes at any time in their sole discretion. Therefore, we cannot assure you that liquid trading markets for either series of the Notes will develop, that you will be able to sell your Notes at a particular time or that the price you receive when you sell will be favorable.

Price Stabilization and Short Positions

In connection with the offering, the underwriters may purchase and sell each series of the Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the Notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase the Notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of each series of the Notes. They may also cause the price of each series of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with the offering of each series of the Notes, the person (if any) named as the stabilizing manager(s) (or persons acting on their behalf) may over-allot Notes or effect transactions with a view to supporting the market price of each series of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager(s) (or persons acting on their behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of each series of the Notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant securities, whichever is the earlier. Any stabilizing action or over-allotment must be conducted by the relevant stabilizing manager (or persons acting on their behalf) in accordance with all applicable laws and rules.

Sales Outside the United States

Each series of the Notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The Notes may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the Notes may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any Notes may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the Notes, you represent and warrant to us that you are an Exempt Investor.

As any offer of Notes under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the Notes you undertake to us that you will not, for a period of 12 months from the date of issue of the Notes, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre (“DIFC”)

This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

European Economic Area

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA (defined below) will be made pursuant to an exemption under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

Each person in a member state of the EEA who receives any communication in respect of, or who acquires any Notes under, the offer to the public contemplated in this prospectus supplement or to whom the Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires Notes is not a “retail investor” (as defined above).

Any distributor subject to MiFID II subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining the appropriate distribution channels for the purposes of the MiFID II product governance rules under Commission Delegated Directive (EU) 2017/593 (the “Delegated Directive”). Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive

Notice to Prospective Investors in the United Kingdom

This prospectus supplement has been prepared on the basis that any offer of Notes in the United Kingdom (“UK”) will be made pursuant to an exemption under Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) (the “UK Prospectus Regulation”) and the Financial Services and Markets Act 2000 (as amended, the “FSMA”) from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Each person in the UK who receives any communication in respect of, or who acquires any Notes under, the offer to the public contemplated in this prospectus supplement or to whom the Notes are otherwise made available, will be deemed to have represented, warranted and agreed to and with each underwriter and the Company that it and any person on whose behalf it acquires Notes is not a “retail investor” (as defined above).

Any distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) subsequently offering, selling or recommending the Notes is responsible for undertaking its own target market assessment in respect of the Notes and determining appropriate distribution channels. Neither the Company nor any of the underwriters make any representations or warranties as to a distributor’s compliance with the UK MiFIR Product Governance Rules.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Financial Instruments and Exchange Law). The Notes have not been offered or sold and will not be offered or sold, directly or indirectly, in

Japan or to or for the benefit of any resident of Japan (which term as used herein means any resident of Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The Notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement and the accompanying prospectus have been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the Notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the offering, the Company, the Notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement and the accompanying prospectus will not be filed with, and the offer of the Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the Notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York. Shearman & Sterling LLP, New York, New York, will pass upon certain legal matters relating to the Notes for the underwriters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

The Interpublic Group of Companies, Inc.

Common Stock

Preferred Stock

Debt Securities

Warrants

Subscription Rights

Units

We may offer and sell the following securities from time to time in one or more offerings:

•	common stock

•	preferred stock

•	debt securities

•	warrants

•	subscription rights

•	units

Specific terms of these securities will be provided in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Investing in our securities involves certain risks. Please carefully read the section entitled “Risk Factors” on page 4 of this prospectus and any other risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus or any prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. If agents, underwriters or dealers are used to sell the securities, their names and a description of their compensation will be set forth in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “IPG.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 1, 2019

We are responsible for the information contained and incorporated by reference in this prospectus, the applicable prospectus supplement, and any related free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to give you any other information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus and the applicable prospectus supplement are an offer to sell only the securities described herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus, the applicable prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since these dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC” or the “Commission,” utilizing a “shelf” registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer the securities, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the securities being offered at that time. The prospectus supplement also may add, update or change information contained in this prospectus. In this prospectus, “Interpublic,” “IPG,” “Registrant,” “we,” “us,” “our” and the “Company” each refers to The Interpublic Group of Companies, Inc., unless the context indicates otherwise.

Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may provide such information or add, update or change the information contained in this prospectus by means of (a) a post-effective amendment to the registration statement of which this prospectus is a part, (b) filings we make with the SEC that are incorporated by reference into this prospectus or (c) any other method as may then be permitted under applicable law, rules or regulations. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov).

This prospectus constitutes part of a registration statement on Form S-3 filed by us under the Securities Act of 1933, as amended, or the “Securities Act.” As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Financial and other information can also be accessed through our website at www.interpublic.com, where we make available, free of charge, copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. Our website and the information contained therein or connected thereto are not incorporated into this prospectus and such information should not be considered to be part of this prospectus. You should not rely on any such information in making your decision whether to purchase our securities.

You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

The Interpublic Group of Companies, Inc.

Attn: Corporate Secretary

909 Third Avenue

New York, New York 10022

(212) 704-1200

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Statements in this report that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or comparable terminology are intended to identify forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in the “Risk Factors” section of our Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example, on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•

risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors together with any additional risk factors disclosed in our SEC reports incorporated in this prospectus by reference or in a prospectus supplement to this prospectus.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important information to you by referring you to those documents. Information contained in any document subsequently filed with the SEC, to the extent it modifies information in this prospectus or in any document incorporated by reference in this prospectus, will automatically update and supersede the information originally included in this prospectus or any document incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC, provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 25, 2019;

•	those portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2018 that are responsive to the items required by Part III of Form 10-K; and

•

the description of the shares of common stock contained in our Registration Statement on Form 8-A, filed on June 29, 1971, and October 8, 1975, pursuant to Section 12 of the Exchange Act, including any amendment or report subsequently filed for the purpose of updating the description.

All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering shall be deemed incorporated by reference into this prospectus.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2018.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

The Interpublic Group of Companies, Inc. was incorporated in Delaware in September 1930 under the name of McCann-Erickson Incorporated as the successor to the advertising agency businesses founded in 1902 by A.W. Erickson and in 1911 by Harrison K. McCann. The Company has operated under the Interpublic name since January 1961.

We are one of the world’s premier global advertising and marketing services companies. Through our 54,000 employees in all major world markets, our companies specialize in consumer advertising, digital marketing, communications planning and media buying, public relations and specialized communications disciplines. Our agencies create customized marketing programs for clients that range in scale from large global marketers to regional and local clients. Comprehensive global services are critical to effectively serve our multinational and local clients in markets throughout the world as they seek to build brands, increase sales of their products and services, and gain market share.

The work we produce for our clients is specific to their unique needs. Our solutions vary from project-based activity involving one agency to long-term, fully integrated campaigns created by multiple IPG agencies working together. With offices in over 110 countries, we can operate in a single region or deliver global integrated programs.

The role of our holding company is to provide resources and support to ensure that our agencies can best meet clients’ needs. Based in New York City, our holding company sets company-wide financial objectives and corporate strategy, establishes financial management and operational controls, guides personnel policy, directs collaborative inter-agency programs, conducts investor relations, manages corporate social responsibility programs, provides enterprise risk management and oversees mergers and acquisitions. In addition, we provide certain centralized functional services that offer our companies operational efficiencies, including accounting and finance, executive compensation management and recruitment assistance, employee benefits, marketing information retrieval and analysis, internal audit, legal services, real estate expertise and travel services.

We are a Delaware corporation. Our principal executive office is located at 909 Third Avenue, New York, New York 10022, and our telephone number is (212) 704-1200.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include, without limitation:

•	redemption and repayment of short-term or long-term borrowings;

•	capital expenditures;

•	acquisitions of or investments in businesses or assets;

•	purchases of our common stock; and

•	working capital.

Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer. We will also include in the prospectus supplement information, where applicable, about material federal income tax considerations relating to the securities and the securities exchange, if any, on which the securities will be listed.

DESCRIPTION OF CAPITAL STOCK

We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our restated certificate of incorporation and by-laws. The terms of our common stock are therefore subject to Delaware law, including the Delaware General Corporation Law. We are authorized to issue up to 800 million shares of common stock, par value $0.10 per share, and up to 20 million shares of preferred stock, without par value, none of which is outstanding. As of March 28, 2019 we had 386,949,401 shares of our common stock outstanding. All outstanding shares of our common stock are fully paid and non-assessable. Our common stock is traded on the New York Stock Exchange under the symbol “IPG.” Our restated certificate of incorporation and by-laws are filed as exhibits to the registration statement of which this prospectus forms a part and we encourage you to read them.

Common Stock

The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our restated certificate of incorporation for provisions that may be important to you.

Voting Rights

Each share of common stock is entitled to one vote, and a majority of the votes cast with respect to a matter will be sufficient to authorize action upon that matter. Directors are elected by a majority of the votes cast. Stockholders do not have the right to cumulate their votes in the election of directors.

No Preemptive or Conversion Rights

Our common stock does not entitle its holders to any preemption, redemption, conversion, sinking fund or subscription rights.

Assets Upon Dissolution

In the event of our liquidation, dissolution or winding-up, holders of common stock are entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior or equal rights of any of our preferred stock then outstanding.

Dividends

Holders of common stock are entitled to receive ratably the dividends or distributions that our board of directors may declare out of legally available funds. In addition, the payment of distributions to stockholders is subject to any prior or equal rights of outstanding preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Shareowner Services LLC.

Preferred Stock

The following briefly summarizes the material terms of our preferred stock, other than any terms to be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock offered by us which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock offered by a prospectus supplement relating to the series’ issue will be filed as an exhibit to one of our future current reports and incorporated by reference in the registration statement to which this prospectus relates. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

Under our restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock from time to time on such terms and conditions as it may determine, and to divide the preferred stock into one or more classes or series, and in connection with the creation of any such class or series to fix by the resolution or resolutions providing for the issuance of shares thereof the designations, powers, preferences and relative, participating, optional or other special rights of such class or series, and the qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of preferred stock.

The particular terms of any series of preferred stock will be set forth in the prospectus supplement relating to the offering. Those terms relating to the series of preferred stock offered may include:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the purchase price of the preferred stock;

•	the dividend rate, period and/or payment date or method of calculation thereof applicable to the preferred stock;

•	whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock shall accumulate;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption, if applicable, of the preferred stock;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for other types of securities, including the conversion price (or a manner of calculation thereof) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Anti-Takeover Provisions of Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless, among other exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or, in the case of affiliates or associates of the corporation, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s voting stock. The existence of this provision could have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Stockholders are not entitled to cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of control of our Company. The foregoing provisions of our amended and restated certificate of incorporation and the Delaware General Corporation Law may have the effect of deterring or discouraging hostile takeovers or delaying changes in control of our Company.

Charter and By-laws Anti-Takeover Provisions

Our restated certificate of incorporation provides for the issuance by the board of directors of up to 20 million shares of preferred stock, with voting power, designations, preferences and other special rights. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. Preferred stockholders could also make it more difficult for a third party to acquire our Company. No shares of preferred stock are outstanding.

Our by-laws establish an advance notice procedure for stockholders to bring matters before an annual or special meeting, including proposed nominations of persons for election to our board of directors. These procedures specify the information stockholders must include in their notice and the timeframe in which they must give us notice. Our by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be direct obligations of the Company and will not be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

In addition to the following description of the debt securities, you should refer to the detailed provisions of the indenture. We may issue debt securities in one or more series, which we refer to as the “debt securities” in this section. The debt securities will be issued from time to time under the indenture dated as of March 2, 2012 (the “indenture”) by and between us and U.S. Bank National Association, as trustee, as may be further supplemented from time to time. The indenture and any supplemental indenture are technical documents with terms that have defined meanings, including terms from the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indenture is summarized below. Because this discussion is a summary, it does not contain all of the information that may be important to you. We urge you to read the indenture, in particular to understand your rights and our obligations under the covenants described below under “Limitation on Liens”, “Limitations on Sale and Lease-Back Transactions”, “Excepted Indebtedness” and “Consolidation, Merger and Sale of Assets.” The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, the debt securities will be supplemented by more specific terms of a particular series and we will describe the particular terms of any debt securities we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below.

If a different indenture for a series of debt securities is used, those details will be provided in a prospectus supplement and the forms of any other indentures will be filed with the SEC at the time they are used. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series. The indenture is subject to and governed by the Trust Indenture Act.

General

The debt securities that may be issued under the indenture are not limited in aggregate principal amount. We may issue debt securities at one or more times in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be established pursuant to an officers’ certificate or in a supplement to the indenture relating to that series.

The debt securities will be our direct unsecured general obligations and will rank senior to any of our indebtedness that is, by its terms, expressly subordinated in right of payment to the debt securities. The debt securities rank equally in right of payment with all our other existing and future unsecured indebtedness that is not so subordinated. Because we are a holding company, our rights and the rights of our creditors, including the holders of the debt securities offered under this registration statement, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we are ourselves a creditor with recognized claims against the subsidiary.

The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.

A prospectus supplement relating to any series of debt securities being offered will describe the specific terms relating to the offering. The terms will be set forth in an officers’ certificate or a supplemental indenture. The officers’ certificate or supplemental indenture will be signed at the time of issuance and will contain important information. The officers’ certificate or supplemental indenture will include some or all of the following terms for a particular series of debt securities:

•	the title of the series of debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness;

•	the purchase price, denomination and any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which principal and any premium on the debt securities will be payable or the method of determination of principal and any premium;

•

the rate or rates at which the debt securities will bear any interest or the method of calculating the rate or rates of interest, the date or dates from which interest will accrue or the method by which the date or dates will be determined, the dates on which interest will be payable, and any regular record date for payment of interest;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the place or places where the debt securities may be exchanged or transferred;

•	the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

•

the terms and conditions upon which we may be obligated to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder;

•	the minimum denominations in which the debt securities will be issuable, if other than denominations of $1,000 and integral multiples of $1,000;

•

if other than U.S. dollars, the currency or currencies, including the currency unit or units, in which payments of principal and any premium and interest on the debt securities will or may be payable, or in which the debt securities will be denominated, and any particular related provisions;

•

if we or a holder may elect that payments of principal of or any premium or interest on the debt securities be made in a currency or currencies, including currency unit or units, other than that in which the debt securities are denominated or designated to be payable, the currency or currencies in which these payments are to be made, including the terms and conditions applicable to any payments and the manner in which the exchange rate with respect to these payments will be determined, and any particular related provisions;

•

if the amount of payments of principal of and any premium and interest on debt securities are determined with reference to an index, formula or other method, which may be based, without limitation, on a currency or currencies other than that in which the debt securities are denominated or designated to be payable, the index, formula or other method by which the amounts will be determined;

•	if any series of debt securities is not subject to our right to defeasance and discharge, or covenant defeasance;

•	the period or periods within which, the price or prices at which, the currency or currencies in which, and the other terms and conditions upon which we may redeem the debt securities;

•	any provisions for the conversion or exchange of debt securities;

•	if other than the full principal amount, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of maturity;

•	any changes or additions to events of default or covenants set forth in the indenture with respect to the debt securities;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	if the debt securities will be issued at a discount from, or at a premium to, their stated principal amount; and

•	any other terms of the debt securities.

A prospectus supplement may describe federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount or a premium.

Exchange, Registration, Transfer and Payment

Unless otherwise indicated in the applicable prospectus supplement, the principal of and any premium and interest on the debt securities will be payable, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for that purpose in New York City and at any other office or agency maintained for that purpose. In the absence of any provisions to the contrary with respect to any series of debt securities, we will issue the debt securities in denominations of $1,000 and integral multiples of $1,000. Unless otherwise provided in the debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed because of the transactions.

All money paid by us to a paying agent for the payment of principal of and any premium or interest on any debt security which remains unclaimed for one year after the principal, premium or interest has become due and payable may be repaid to us, provided notice of unclaimed funds has been published in a publication of general circulation, and afterwards the holder of the debt security may look only to us for payment of those amounts.

In the event of any redemption, notice shall be delivered to each holder of debt securities to be redeemed 30 to 60 days prior to redemption.

Covenants

Except as described in this sub-section or as otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, we are not restricted by the indenture from incurring, assuming or becoming liable for any type of debt or other obligations, from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Unless otherwise indicated in the applicable prospectus supplement, covenants contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding.

Reporting. We must file with the trustee, within 45 days after we file the same with the SEC, copies of our annual and quarterly reports and other information that we may be required to file with the SEC pursuant to Section 13 or Section 15 of the Exchange Act.

Limitations on Liens. If we or our majority-owned subsidiaries that meet the requirements of a “restricted subsidiary” incur any indebtedness for borrowed money secured by an interest in or lien on any of our assets or those of any “restricted subsidiary,” we will be required to secure the debt securities equally and ratably with, or, at our option, prior to, this indebtedness. A restricted subsidiary is any majority-owned subsidiary which meets any of the following conditions:

•

our and our other majority-owned subsidiaries’ investments in and advances to the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

our and our other majority-owned subsidiaries’ proportionate share of the total assets, after intercompany eliminations, of the subsidiary exceed 10% of our total assets and those of our subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

our and our other majority-owned subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of changes in accounting principles of the subsidiary exceeds 10% of our income and that of our subsidiaries consolidated for the most recently completed fiscal year.

The preceding provisions will not require us to secure the debt securities if the liens consist of either liens securing excepted indebtedness for borrowed money or any of the following:

(1)

liens on property or assets acquired or held by us or any of our restricted subsidiaries incurred to secure the payment of all or any part of the purchase price of the property or assets or to secure indebtedness for borrowed money incurred prior to, at the time of, or within 180 days after the acquisition for the purpose of financing all or any part of the purchase price, or liens existing on any property or assets at the time of its acquisition by us or any of our restricted subsidiaries, other than any liens created in contemplation of the acquisition that were not incurred to finance all or any part of the purchase price of the property or assets (so long as the liens do not extend to or cover any property or assets of any character other than the property or assets being acquired);

(2)

liens on property or assets of a person, including any entity, other than us or any of our restricted subsidiaries, existing at the time we or our restricted subsidiaries purchase or acquire the property or asset, so long as the liens were not created in contemplation of the purchase or other acquisition and do not extend to any property or assets other than those so purchased or otherwise acquired;

(3)

liens affecting property or assets of a person, other than us or any of our restricted subsidiaries, existing at the time the person merges into or consolidates with us or a restricted subsidiary or becomes a restricted subsidiary or at the time of sale, lease or other disposition of the property or assets as an entirety or substantially as an entirety to us or a restricted subsidiary, so long as the liens were not created in contemplation of the merger, consolidation or acquisition and do not extend to any property or assets other than those of the person so merged into or consolidated with, or acquired by, us or the restricted subsidiary;

(4)	liens to secure indebtedness for borrowed money owing by a restricted subsidiary to us or to a restricted subsidiary;

(5)	liens existing on the date of initial issuance of the debt securities;

(6)

liens in favor of the United States or any of its states, territories or possessions, or the District of Columbia, or any department, agency, instrumentality or political subdivision of any of those political entities, to secure partial, progress, advance or other payments;

(7)

liens on any property to secure all or part of the cost of its alteration, repair or improvement or indebtedness for borrowed money incurred to provide funds for this purpose in a principal amount not exceeding the cost of the improvements or construction;

(8)	purchase money liens on personal property;

(9)

liens created in connection with a capitalized lease obligation, but only to the extent that those liens encumber property financed by that capitalized lease obligation and the principal component of that capitalized lease obligation is not increased;

(10)	liens on property arising in connection with a securities repurchase transaction;

(11)

liens, including judgment liens, arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as those proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution on the liens is stayed, and for which we have established any reserves required in accordance with generally accepted accounting principles, or GAAP;

(12)

carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business the obligations related to which are not overdue for a period of more than 90 days or are being contested in good faith by appropriate proceedings diligently pursued, so long as any proceedings commenced for the enforcement of the liens have been stayed or suspended within 30 days after their commencement, and provision for the payment of the liens has been made on our books to the extent required by GAAP;

(13)

easements, rights-of-way, zoning restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the underlying property or interfere with the ordinary conduct of our business or that of any restricted subsidiary;

(14)

pledges or deposits to secure obligations under workers’ compensation laws or other similar legislation, other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or to secure public or statutory obligations;

(15)

liens securing the performance of, or payment in respect of, bids, tenders, government contracts (other than for the repayment of borrowed money), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(16)

any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of the lessor or sublessor may be subject that is incurred in the ordinary course of business;

(17)

any contractual right of set-off or any contractual right to charge or contractual security interest in or lien on our accounts or the accounts of any of our restricted subsidiaries to effect the payment of amounts to a depositary institution whether or not due and payable in respect of any indebtedness for borrowed money or financing arrangement and any other lien arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18)

liens arising in the ordinary course of banking transactions and securing indebtedness for borrowed money in an aggregate amount of not more than $15.0 million that matures not more than one year after the date on which it is originally incurred;

(19)

any liens on assets of our subsidiaries organized outside of the United States in favor of lenders or an affiliated guarantor under or in connection with short-term working capital lines of credit or overdraft facilities, in each case entered into in the ordinary course of business;

(20)

any liens on any asset of any person organized outside of the United States arising at any time pursuant to an arrangement (factoring or otherwise) secured by accounts receivable that is existing at the time such person becomes or became a restricted subsidiary of ours or is merged into or consolidated with us or any of our restricted subsidiaries (or pursuant to any extension, renewal or replacement of such an arrangement); provided that such lien or arrangement was not created in contemplation of such event, and only to the extent, in the case of any such arrangement, that such arrangement does not provide for liens which, together with all other liens permitted under this clause (20), would encumber assets representing more than 5.0% of the consolidated accounts receivable of us and our consolidated subsidiaries as reflected in the consolidated balance sheet of us and our consolidated subsidiaries for our fiscal quarter most recently ended prior to such event (or, if applicable, such extension, renewal or replacement);

(21)

any liens arising out of an interest bearing cash deposit account to be established and maintained by the lender or lenders (or their agent) under any credit facility with a bank or a syndicate of banks; and

(22)

extensions, renewals, refinancings or replacements of any lien referred to in the above items, so long as the lien does not extend to or cover any of our property or that of the applicable restricted subsidiary, as the case may be, other than the property specified in these items and improvements to that property.

We refer to the liens described above as “permitted liens.”

Limitations on Sale and Lease-Back Transactions. We and our restricted subsidiaries will not sell or transfer any assets with the intention of entering into a lease of the assets for a term of more than three years unless:

(1)	the assets have not been owned by us or any of our restricted subsidiaries or have not been in full operation for more than one year prior to the sale or transfer;

(2)

we or the restricted subsidiary could incur indebtedness for borrowed money secured by a lien on the assets at least equal in amount to the “attributable debt” (as defined below) with respect to the transaction without equally and ratably securing the debt securities under the limitation on liens in the indenture;

(3)	we apply an amount equal to the value of those assets within 180 days of the sale of those assets

(a)

to the defeasance or retirement, other than any mandatory retirement, mandatory prepayment or sinking fund payment or by way of payment at maturity, of the debt securities or other indebtedness for borrowed money incurred by us or a restricted subsidiary that matures more than one year after the creation of the indebtedness, or

(b)	to the purchase, construction or development of other property; or

(4)	the transaction is between us and any of our restricted subsidiaries or between our restricted subsidiaries.

The term “attributable debt” means, with respect to any sale and lease-back transaction, at the time of determination, the lesser of:

(1)	the fair market value of the property subject to the transaction, as determined in good faith by our board of directors;

(2)

the present value, discounted at the lease’s identified or implicit rate of interest, if determinable, of the total net amount of rent (as defined below) required to be paid under the lease during the remaining term of the lease, including any renewal term or period for which the lease has been extended; or

(3)

if the obligation with respect to the sale and lease-back transaction constitutes an obligation that we must classify and account for as a capitalized lease for financial reporting purposes in accordance with GAAP, the amount equal to the capitalized amount of the obligation determined in accordance with GAAP and included in the financial statements of the lessee.

The term “rent” does not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (a) the net amount determined assuming termination upon the first date the lease may be terminated, in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under the lease subsequent to the first day upon which it may be so terminated and (b) the net amount determined assuming no termination.

Excepted Indebtedness. Notwithstanding the limitations on liens and sale and lease-back transactions described above, and without limiting our or any restricted subsidiary’s ability to issue, incur, create, assume or guarantee indebtedness for borrowed money secured by permitted liens, we or any restricted subsidiary will be permitted to incur indebtedness for borrowed money secured by a lien or may enter into a sale and lease-back transaction, in either case, without regard to the restrictions contained in the preceding two paragraphs entitled “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions,” if at the time the indebtedness for borrowed money is incurred and after giving effect to this indebtedness, the sum of (a) the aggregate principal amount of all indebtedness for borrowed money secured by liens, other than permitted liens, or, if less, the fair market value of the property subject to the lien, as determined in good faith by our board of directors and (b) the attributable debt of all our sale and lease-back transactions, in each case not otherwise permitted in the preceding two paragraphs, does not exceed 15% of:

(1)	our total assets and those of our majority-owned subsidiaries, including, without limitation, all items that are treated as intangibles in accordance with GAAP, less

(2)

our total liabilities and those of our majority-owned subsidiaries, including, without limitation, all deferred taxes, in each case determined on a consolidated basis and in accordance with GAAP (but without giving effect to any cumulative translation adjustments, whether positive or negative).

Consolidation, Merger and Sale of Assets

We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

(1)

we are the continuing corporation or the person, if other than us, formed by the consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its states or the District of Columbia and expressly assumes our obligations under the debt securities and the indenture; and

(2)	immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation will succeed to and be substituted for us, and may exercise our rights and powers under the indenture, and afterwards, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and all outstanding debt securities.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the “events of default” contained in the indenture, which are summarized below, will be applicable to the series of debt securities to which the prospectus supplement relates so long as any of the debt securities of that series are outstanding:

(1)	default in the payment of interest on such debt security when due that continues for a period of 30 days;

(2)	default in the payment of principal of or premium on such debt security when due and payable;

(3)	default in the deposit of any sinking fund payment on that series when due;

(4)

failure to comply in any material respect with any of our other covenants, agreements or warranties contained in such debt security or the indenture for a period of 60 days after notice to us by the trustee or by the holders of at least 25% in principal amount of such debt securities;

(5)

the occurrence of an event of default within the meaning of any mortgage, indenture or debt instrument under which there may be issued, or by which there may be secured or evidenced, any of our indebtedness for borrowed money, other than such debt securities, whether the indebtedness now exists or shall hereafter be incurred, in an amount in excess of $50.0 million and which results in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled within 10 days after written notice to us from the trustee (if the event be known by it) or to us and to the trustee from the holders of at least 25% in principal amount of such outstanding debt securities; provided, however, that if, prior to a declaration of acceleration of the maturity of such debt securities or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of the indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

(6)	the occurrence of an event of bankruptcy, insolvency or reorganization with respect to us and our restricted subsidiaries, as described in the indenture.

In general, the indenture obligates the trustee to give notice of a default with respect to a series of debt securities to the holders of such debt securities. The trustee may withhold notice of any default, except a default in payment on any debt security, if the trustee determines it is in the best interest of the holders of such series of debt securities to do so.

If there is a continuing event of default beyond any grace period permitted under the indenture, the trustee or the holders of at least 25% in principal amount of a series of debt securities may require us to repay immediately the unpaid principal of and interest on all such debt securities. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us, the principal, or the specified portion of the principal of and interest on all such debt securities will become immediately payable without any act on the part of the trustee or any holder of such debt securities. Subject to conditions, the holders of a majority in principal amount of any series of debt securities may rescind any acceleration of repayment and may waive past defaults, except a default in payment of the principal of, and any premium or interest on, any debt security of such series, payments to the trustee and some covenant defaults under the terms of such debt securities.

Under the terms of the indenture, the trustee may refuse to enforce the indenture or the terms of a series of debt securities unless it first receives satisfactory security or indemnity from the holders of the debt securities of such series. Subject to limitations specified in the indenture, the holders of a majority in principal amount of debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of a debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to such debt securities;

(2)

the holders of at least 25% in principal amount of such debt securities have made a written request to the trustee and offered indemnity reasonably satisfactory to it to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of such debt securities a direction inconsistent with the request and has failed to institute the proceeding within 60 days; and

(3)

it being understood and intended that no holder of any such debt securities that avails itself of the conditional right to seek a remedy, may disturb or prejudice the rights of any other holders of such debt securities.

Despite the enforcement restrictions described above, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any premium and interest on such debt security on or after the due dates expressed in the debt security and to institute suit for the enforcement of any payment.

We are required to furnish to the trustee, within 90 days of the end of our fiscal year, a statement by some of our officers as to whether or not, to their knowledge, there has been any default or event of default that occurred prior to the end of the fiscal year that is continuing.

Modification of the Indenture

The indenture permits us and the trustee to amend the indenture and any supplemental indenture with respect to any series of debt securities without the consent of holders:

(1)	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the debt securities;

(2)

to add to our covenants for the benefit of the holders of debt securities or to the events of default or to surrender any of our rights or powers under the applicable indenture or to make other changes which would not adversely affect in any material respect the holder of any outstanding debt securities;

(3)	to cure any ambiguity, defect or inconsistency; and

(4)	for other purposes as described in the indenture.

The indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount of the debt securities of each series affected by the amendment, with each affected series voting as a class, to add any provisions to or change or eliminate any of the provisions of the indenture or any supplemental indenture or to modify the rights of the holders of debt securities of each series, provided, however, that, without the consent of the holder of each debt security so affected, no amendment may:

(1)	change the maturity of the principal of or any premium on or any installment of principal or interest on any debt security;

(2)

reduce the principal amount of any debt security, or the rate of interest or any premium payable upon the redemption, repurchase or repayment of any debt security, or change the manner in which the amount of these items are determined;

(3)	reduce the amount of principal on an original issue discount security payable upon acceleration of maturity;

(4)	change the place of payment where, or the currency or currency unit in which, any debt security or any premium, interest on the debt security is payable;

(5)

reduce the percentage in principal amount of debt securities the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of defaults;

(6)	change the redemption provisions in a manner adverse to such holder; or

(7)

modify the provisions relating to any waiver of compliance with some provisions of the Indenture, waiver of defaults or any of the provisions relating to amendment of the indenture, except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived without the consent of each holder.

The holders of a majority in principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of that series, waive, insofar as is applicable to that series, our compliance with some restrictive provisions of the indenture.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, we may elect either:

(1)

to be discharged from all our obligations in respect of a series of debt securities, except for our obligations to register the transfer or exchange of such debt securities, to replace temporary, destroyed, stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust (we will refer to this discharge as “defeasance”), or

(2)	to be released from our obligations to comply with some restrictive covenants applicable to a series of debt securities (we will refer to this release as “covenant defeasance”);

in either case upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money sufficient to pay all principal of and any premium and interest on such series of debt securities when due. We may establish this trust only if, among other things, we have delivered an opinion of counsel to the trustee to the effect that the holders of such series of debt securities (a) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance or covenant defeasance and (b) will be subject to federal income tax on the same amounts, and in the same manner and at the same times as would have been the case if the deposit, defeasance or covenant defeasance had not occurred. The opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax laws occurring after the date of the indenture.

We may exercise the defeasance option with respect to a series of debt securities notwithstanding our prior exercise of the covenant defeasance option. If we exercise the defeasance option, payment of such series of debt securities may not be accelerated because of a default. If we exercise the covenant defeasance option, payment of such series of debt securities may not be accelerated by reason of a default with respect to the covenants to which covenant defeasance is applicable. However, if the acceleration were to occur by reason of another default, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on such series of debt securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

Concerning the Trustee

U.S. Bank National Association, a national banking association under the laws of the United States of America and having a corporate trust office in Atlanta, Georgia, serves as trustee under the indenture.

The indenture contains limitations on the rights of the trustee, should the trustee become our creditor, to obtain payment of claims in some cases, or to realize on specified property received in respect of these claims, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. However, if the trustee acquires any conflicting interest as described under the Trust Indenture Act, it must eliminate the conflict or resign.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

The following briefly summarizes the material terms and provisions of the warrants to purchase common stock or preferred stock that we may offer pursuant to this prospectus, other than any terms which will be described in a prospectus supplement. You should read the particular terms of the warrants that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered. A copy of each form of warrant agreement, including the form of warrant, will be filed as an exhibit to one of our future SEC reports and incorporated by reference in the registration statement to which this prospectus relates.

General

Warrants may be offered separately or together with common stock, preferred stock or debt securities, as the case may be. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies acting as warrant agent. The applicable prospectus supplement will include details of the warrant agreements covering the warrants being offered. The warrant agent will act solely as our agent and will not assume a relationship of agency with any holders of warrant certificates or beneficial owners of warrants.

The particular terms of each issue of warrants will be described in the related prospectus supplement. This description will include, where applicable:

•	the designation and aggregate number of warrants;

•	the price at which the warrants will be offered;

•	the currency or currencies in which the warrants will be offered;

•	the designation and terms of the common or preferred stock purchasable upon exercise of the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•

the number of shares of common or preferred stock that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each warrant;

•	the designation and terms of any securities with which the warrants will be offered, and the number of the warrants that will be offered with each security;

•	any date or dates on or after which the warrants and the related securities will be transferable separately;

•	whether the warrants are subject to redemption or call and, if so, the terms of the redemption or call provisions;

•	material federal income tax considerations of owning the warrants; and

•	any other material terms or conditions of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following briefly summarizes the material terms and provisions of the subscription rights that we may offer pursuant to this prospectus, other than any terms which will be disclosed in a prospectus supplement. You should read the particular terms of the subscription rights that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the subscription rights being offered. A copy of each form of subscription rights agreement will be filed as an exhibit to one of our future SEC reports and incorporated by reference in the registration statement to which this prospectus relates.

General

We may issue subscription rights to purchase common stock, preferred stock, or warrants to purchase preferred stock or common stock. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each stockholder;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material federal tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

DESCRIPTION OF UNITS

The following briefly summarizes the material terms and provisions of the units that we may offer pursuant to this prospectus, other than any terms which will be disclosed in a prospectus supplement. You should read the particular terms of the units that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the units being offered. A copy of each form of unit agreement relating to units offered under this prospectus will be filed as an exhibit to one of our future SEC reports and incorporated by reference in the registration statement to which this prospectus relates. You should read the more detailed provisions of the specific unit agreement for provisions that may be important to you.

General

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	a discussion of certain federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale. We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Acxiom LLC business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

$500,000,000 2.400% Senior Notes due 2031

$500,000,000 3.375% Senior Notes due 2041

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	BofA Securities	Morgan Stanley	J.P. Morgan

Senior Co-Managers

BBVA	BNP PARIBAS	HSBC	ING	MUFG	Wells Fargo Securities

Co-Managers

Citizens Capital Markets	Danske Markets	Goldman Sachs & Co. LLC	IMI – Intesa Sanpaolo	Loop Capital Markets	PNC Capital Markets LLC	US Bancorp

February 23, 2021